                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)


Filed by the Registrant         [X]

Filed by a Party other than the Registrant     [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             QUALITY DINING, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

     5)  Total fee paid:

         ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         ----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------
     3)  Filing Party:

         ----------------------------------------------------------------------
     4)  Date Filed:

         ----------------------------------------------------------------------

                             QUALITY DINING, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 26, 1997


  The annual meeting of shareholders of Quality Dining, Inc. will be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Wednesday, March 26, 1997, at 10:00 a.m., South Bend time, for the following purposes:

  (1) To elect three Directors to serve until the 2000 annual meeting of shareholders and until their successors are elected and have qualified;

  (2) To approve the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for 1997;

  (3) To approve or disapprove the adoption of the Company's 1997 Stock Option and Incentive Plan; and

  (4) To transact such other business as may properly come before the meeting.

  All shareholders of record at the close of business on January 20, 1997 will be eligible to vote.

  It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.



                                 John C. Firth, Secretary

                      (ANNUAL REPORT CONCURRENTLY MAILED)

                             QUALITY DINING, INC.


                           4220 EDISON LAKES PARKWAY
                           MISHAWAKA, INDIANA 46545


                                PROXY STATEMENT


                        ANNUAL MEETING OF SHAREHOLDERS
                                MARCH 26, 1997


     This statement is being furnished to shareholders on or about February 28, 1997, in connection with a solicitation by the Board of Directors of Quality Dining, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m., South Bend time, Wednesday, March 26, 1997, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on January 20, 1997, the record date for the meeting, there were 16,909,609 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of all nominees listed under Proposal 1 and for Proposals 2 and 3. Election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposals 2 and 3 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

NOMINEES

     Currently, the Board of Directors of the Company consists of eight Directors divided into three classes. Two classes contain three Directors each, with the remaining class containing two Directors. The term of one class of Directors expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after such Director's election and until such Director's successor is elected and has qualified.

     Three Directors are to be elected at the meeting. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Messrs. Arthur J. Decio, Stephen A. Finn and Daniel B. Fitzpatrick, whose terms expire this year. Each has been nominated by the Board of Directors for reelection as a Director for a term to expire at the 2000 annual meeting of shareholders and until his successor is elected and has qualified. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as Director as they may in their discretion determine, in which event the shares will be voted for such other person.

     The Company's By-Laws provide for a Board of Directors consisting of eleven members. Following the meeting, and assuming the election of Messrs. Decio, Finn and Daniel B. Fitzpatrick, eight Directors will continue to serve on the Board of Directors and three vacancies will exist. The accompanying form of proxy cannot be voted for a greater number of persons than the three nominees for Director listed below. Although the Board of Directors may elect other Directors to the Board at a later date, there is no present intention to do so.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such person. Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick are brothers. There is no family relationship between any other of the Directors or executive officers of the Company.

                                                                                                Shares
                                                                                             Beneficially
                                                                                               Owned on
                                              Principal                             Director  December 9,        Percent
            Name         Age                  Occupation                             Since       1996            of Class
------------------------ --- ------------------------------------------------------ -------- ------------------  --------
                                                       NOMINEES FOR DIRECTOR
                      (Nominees for three-year term to expire at the annual meeting of shareholders in 2000)
Arthur J. Decio          66  Chairman of the Board, Chief Executive Officer and       1994       9,000      (1)       *
                             director of Skyline Corporation (publicly held
                             manufacturer of manufactured housing and recreational
                             vehicles) (2)

Stephen A. Finn          50  President and Chief Executive Officer of Bruegger's      1996     267,620      (3)    1.6%
                             Corporation (4)(5)

Daniel B. Fitzpatrick    39  Chairman of the Board, President and Chief Executive     1990   2,280,184   (3)(6)   13.5%
                             Officer of the Company (7)

                                       -2-

                                                                                                       Shares
                                                                                                    Beneficially
                                                                                                      Owned on
                                                 Principal                             Director      December 9,        Percent
            Name           Age                   Occupation                             Since           1996            of Class
------------------------   ---  ------------------------------------------------------ --------     ----------------    --------
                                                  DIRECTORS CONTINUING IN OFFICE
                                     (Term expiring at annual meeting of shareholders in 1998)

James K. Fitzpatrick        41  Senior Vice President, Chief Administrative Officer      1990         330,688  (3)(8)      2.0%
                                and Chief Development Officer of the Company

Ezra H. Friedlander         55  Judge, Indiana Court of Appeals (9)                      1995         379,931  (10)(11)    2.2%

Steven M. Lewis             47  President, Chief Executive Officer and director of       1994           9,250  (1)(12)      *
                                U.S. Restaurants, Inc. (restaurant management company)
                                (13)

                                     (Term expiring at annual meeting of shareholders in 1999)

Christopher J. Murphy III   50  President, Chief Executive Officer and director of 1st   1994          21,292  (1)(14)      *
                                Source Corporation (multi-bank diversified financial
                                services corporation) (15)

William R. Schonsheck       46  Senior Vice President of the Company and Chief           1996         334,284  (3)(16)     2.0%
                                Operating Officer of Burger King Division (17)


----------------

*   Less than 1%.

(1) Includes presently exercisable stock options to purchase 6,000 shares, granted under the Company's Outside Directors Stock Option Plan ("Outside Directors Plan").

(2) Mr. Decio also serves on the Board of Directors of NIPSCO Industries, Inc., a public utility holding company, and of St. Joseph Capital Corporation, a bank holding company.

(3) Does not include shares subject to stock options which are not exercisable within 60 days.

(4) Prior to joining Bruegger's Corporation in August 1992, and since 1982, Mr. Finn served in a variety of senior management positions for Burger King Corporation, most recently as Senior Vice President and General Manager for Europe and the Middle East.

(5) The Agreement and Plan of Merger among the Company, BAC, Inc. (a wholly-owned subsidiary of the Company) and Bruegger's Corporation provided that Nordahl L. Brue and Michael J. Dressell, the co-founders of Bruegger's Corporation, and Mr. Finn, its President, be elected to the Board of Directors of the Company upon the consummation of the merger with Bruegger's Corporation. Messrs. Brue, Dressell and Finn were so elected, but Messrs. Brue and Dressell resigned as Directors of the Company in February of 1997. See "Certain Transactions."

(6) Includes presently exercisable stock options to purchase 26,175 shares, granted under the Company's 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan").

(7) Mr. Daniel B. Fitzpatrick also serves on the Board of Directors of 1st Source Corporation, a multi-bank diversified financial services corporation.

(8) Includes presently exercisable stock options to purchase 20,200 shares, granted under the Company's 1993 Stock Option Plan.

(9) From January 1991 to January 1993, Mr. Friedlander was an attorney with Ezra H. Friedlander, P.C., a law firm in Indianapolis, Indiana. Mr. Friedlander has been a significant shareholder of the Company or certain of its predecessors since 1982.

(10) Includes presently exercisable stock options to purchase 4,000 shares, granted under the Company's Outside Directors Plan.

(11) Includes 15,000 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary.

(12) Includes 500 shares held in a trust for the benefit of Mr. Lewis' minor children.

(13) Mr. Lewis also serves on the Board of Directors of Commerce Bancorp, Inc., a bank holding company.

(14) Includes 2,940 shares held by Mr. Murphy's minor children and 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant. Also includes 5,000 shares held in a trust over which Mr. Murphy has investment control.

(15) Mr. Murphy also serves on the Board of Directors of Comair Holdings, Inc., an air transportation holding company, and of Titan Holdings, Inc., an insurance holding company.

(16) Includes presently exercisable stock options to purchase 15,000 shares, granted under the Company's 1993 Stock Option Plan.

(17) Prior to joining the Company in August of 1995 and for at least the five preceding years, Mr. Schonsheck held various positions in the Burger King system, most recently as a franchisee in Detroit, Michigan. In connection with the Company's acquisition of the capital stock and/or assets of 11 corporations (the "SHONCO Companies") owned or controlled by Mr. Schonsheck, the Company agreed, for so long as he remains an executive officer of the Company, to nominate Mr. Schonsheck for election to the Board of Directors.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.


MEETINGS AND COMMITTEES

     During fiscal 1996, the Board of Directors of the Company held six meetings. During the period in fiscal 1996 for which he served as a Director, each of the Company's Directors attended at least 75% of the meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee.

  The Company has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Executive Committee consists of Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick, Steven M. Lewis, Christopher J. Murphy and William R. Schonsheck. The Audit Committee consists of Messrs. Decio, Lewis and Murphy. The Compensation Committee consists of Messrs. Decio, Friedlander, Lewis and Murphy. The Executive Committee has authority to act on behalf of the Board of Directors between meetings and, with certain exceptions, the authority to take all actions that the full Board could take. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations. See "Certain Transactions." The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company and for administering the 1993 Stock Option Plan. If approved, the 1997 Stock Option and Incentive Plan will also be administered by the Compensation Committee.

  During fiscal 1996, the Audit Committee held four meetings and the Compensation Committee held four meetings. The Executive Committee held one meeting in fiscal 1996.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1996, all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were complied with.


EXECUTIVE OFFICERS

  As used throughout this Proxy Statement, the term "executive officers" refers to Daniel B. Fitzpatrick, President and Chief Executive Officer, John C. Firth, Senior Vice President, General Counsel and Secretary, James K. Fitzpatrick, Senior Vice President, Chief Administrative Officer and Chief Development Officer, William R. Schonsheck, Senior Vice President, Chief Operating Officer of Burger King Division, Gerald O. Fitzpatrick, Senior Vice President, Burger King Division, W. Clark Knippers, Senior Vice President - Director of Development, Scott C. Smith, Senior Vice President - Full Service Dining Division, David M. Findlay, Vice President and Treasurer, Marti'n L. Miranda, Vice President, Controller and Assistant Secretary, Bruce A. Phillips, Vice President - Bruegger's Advertising and Marketing, and Michael J. Wargo, Vice President - Director of Human Resources.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                      Compensation
                                            Annual Compensation          Awards
                                         -------------------------    ------------
                                                                       Securities
                               Fiscal                                  Underlying        All Other
Name and Principal Position     Year        Salary       Bonus (1)    Options (2)     Compensation (3)
---------------------------    ------    ------------    ---------    ------------    ----------------
Daniel B. Fitzpatrick,          1996       $336,538      $200,000       117,550           $    158
 President and                  1995        310,000       120,000        23,200              1,129
 Chief Executive Officer        1994        270,000       105,000             0              4,245

James K. Fitzpatrick,           1996       $160,288      $ 50,000        16,500           $    158
 Senior Vice President,         1995        145,000        45,000         6,600              1,129
 Chief Administrative           1994        115,000        45,000        12,000              1,597
 Officer and Chief
 Development Officer

William R. Schonsheck,          1996       $169,231      $ 80,000         7,000           $200,000 (4)
 Senior Vice President,         1995              0             0        60,000                  0
 Chief Operating Officer        1994              0             0             0                  0
 of Burger King Division

Gerald O. Fitzpatrick,          1996       $137,998      $ 68,750        13,310           $    158
 Senior Vice President,         1995        127,500        38,000         6,430              1,129
 Burger King Division           1994        115,000        41,000        12,000              2,023

Arthur J. DeAngelis, Vice       1996       $161,049      $ 25,000        10,000           $      0
 President - Grady's            1995              0             0             0                  0
 American Grill Division (5)    1994              0             0             0                  0


---------------

(1) Represents awards under the Company's bonus plan. In the event that performance targets established for the areas of the Company's operations under the supervision of the Named Executive Officer are met, the officer may receive a discretionary bonus. For fiscal 1996 and fiscal 1995, targeted performance levels and potential bonus awards were approved by the Compensation Committee. Bonus awards are accrued in the fiscal year earned, but typically paid in the following fiscal year.

(2) Options to acquire shares of Common Stock. The Company has no SAR plan and has never granted restricted stock awards.

(3) Except as otherwise indicated, amounts reported under the caption "All Other Compensation" reflect Company contributions under its discretionary, noncontributory profit sharing plan. The Company's contributions to the plan on behalf of participants are determined at the discretion of the Board of Directors.

(4) This amount represents payments to Mr. Schonsheck pursuant to his non-competition agreement with the Company. See "--Employment and Non-Competition Agreements."

(5) Mr. DeAngelis joined the Company on December 21, 1995, and resigned as an employee of the Company effective at the end of October 27, 1996.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

  On August 14, 1995, the Company entered into separate employment and non-competition agreements with Mr. Schonsheck. Pursuant to the employment agreement, Mr. Schonsheck is to serve as Chief Operating Officer of the Company's Burger King Division. The employment agreement has a term of four years and provides for an initial annual base salary of $160,000, which is increased by at least $25,000 per year on August 14 of each of 1996, 1997 and 1998. In addition, Mr. Schonsheck is entitled to an annual bonus at least equal to 25% of his then annual base salary. Pursuant to the non-competition agreement, Mr. Schonsheck is prohibited from competing with the Company for a period of four years and is entitled to receive $200,000 per year. In connection with the execution of the agreements, the Company granted Mr. Schonsheck options to purchase an aggregate of 60,000 shares of Common Stock at an exercise price of $18.25 per share. The options are exercisable for a period of 10 years and vest in quarters on each of the first four anniversaries of the date of the employment agreement. The Company also agreed to nominate Mr. Schonsheck for election to the Board of Directors at the Company's 1996 annual meeting of shareholders and for each year thereafter that he remains an executive officer of the Company.

  The Company does not have employment agreements with any other Named Executive Officer.


COMPENSATION OF DIRECTORS

  During fiscal 1996, the Company paid Directors who are not employees of the Company an annual retainer of $6,000, in addition to $500 for each meeting of the Board attended and for each meeting of a committee of the Board attended if the committee met on a day other than a Board meeting. In fiscal 1997, the Company will pay Directors who are not employees of the Company an annual retainer of $8,000, plus $500 for each regular Board meeting attended and $750 for each special Board meeting attended and each committee meeting attended if the committee meets on a day other than a Board meeting. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

  In addition, under the Company's Outside Directors Plan, on May 1 of each year, each then non-employee Director of the Company automatically receives an option to purchase 2,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option will have a term of 10 years and will be exercisable six months after the date of grant. On May 1, 1996, each of Messrs. Decio, Friedlander, Lewis and Murphy received an option to purchase 2,000 shares of Common Stock at an exercise price of $32.875 per share. Following the election of Messrs. Brue, Dressell and Finn to the Board of Directors on June 7, 1996, there were six non-employee Directors during fiscal 1996--Messrs. Brue, Decio, Dressell, Friedlander, Lewis and Murphy. Messrs. Brue and Dressell resigned from the Board of Directors of the Company in February, 1997.


STOCK OPTIONS

  On December 17, 1993, the Directors and shareholders of the Company adopted the 1993 Stock Option Plan. The 1993 Stock Option Plan provides for awards of incentive and non-qualified stock options and shares of restricted stock to the officers and key employees of the Company. An aggregate of 1,000,000 shares of Common Stock are subject to the 1993 Stock Option Plan (subject to adjustment in certain events).

As of October 27, 1996, options to purchase 681,117 shares of Common Stock were outstanding under the 1993 Stock Option Plan.

  The Company's Board of Directors has proposed the approval of the 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan"). See "Approval of the Company's 1997 Stock Option Plan." In the event the shareholders approve the 1997 Stock Option Plan, no awards for additional shares of Common Stock will be made under the 1993 Stock Option Plan after the date of shareholder approval, although the terms of options granted pursuant to the 1993 Stock Option Plan may be modified after such time.

  The Company's Board of Directors and shareholders approved the Outside Directors Plan effective December 17, 1993. The Company's Outside Directors Plan reserves for issuance 40,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to non-qualified stock options to be granted to non-employee Directors of the Company. See "--Compensation of Directors."

  No option granted under the Outside Directors Plan may be exercised less than six months or more than 10 years from the date it is granted. In addition, no option may be exercised unless the grantee has served continuously on the Board of Directors at all times beginning on the date of grant and ending on the date of exercise of the option. Nevertheless, all options held by a grantee who ceases to be a non-employee Director due to death, permanent disability or retirement with the consent of the Board may be exercised, to the extent they were exercisable at the date of cessation, at any time within one year after the date of cessation. Options held by a deceased grantee may be exercised by the grantee's estate or heirs. If a grantee ceases to be a non-employee Director for any other reason, such grantee's options will expire three months after cessation.

  The following table sets forth information with respect to options granted by the Company under the 1993 Stock Option Plan to the Named Executive Officers during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
                         ---------------------------------------------------
                                           % of
                                           Total                                Potential Realizable Value
                                          Options                               at Assumed Annual Rates of
                          Number of       Granted                                Stock Price Appreciation
                          Securities        to                                     for Option Term (1)
                          Underlying     Employees    Exercise                  --------------------------
                           Options       in Fiscal    or Base     Expiration
Name                       Granted         Year        Price         Date           5%             10%
---------------------    ------------    ---------    --------    ----------    ----------      ----------
Daniel B. Fitzpatrick     17,550  (2)       2.9%       $23.750     12/28/05     $  262,131      $  664,292
                         100,000  (3)      16.7%       $31.375     05/29/06      1,973,160       5,000,370

James K. Fitzpatrick       6,500  (4)       1.1%       $23.750     12/28/05         97,085         246,034
                          10,000  (5)       1.7%       $31.375     05/29/06        197,316         500,037

William R. Schonsheck      7,000  (6)       1.2%       $31.375     05/29/06        138,121         350,026

Gerald O. Fitzpatrick      5,810  (7)       1.0%       $23.750     12/28/05         86,779         219,917
                           7,500  (8)       1.3%       $31.375     05/29/06        147,987         375,028

Arthur J. DeAngelis        5,000  (9)       0.8%       $24.500     12/21/05         77,040         195,233
                           5,000 (10)       0.8%       $31.375     05/29/06         98,658         250,019

------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Non-qualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 29, 1996, 25% on December 29, 1997 and 25% on December 29, 1998.

(3) Non-qualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable one-third on May 30, 1997, one-third on May 30, 1998 and one-third on May 30, 1999.

(4) Consists of 1,176 incentive stock options and 5,324 non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 29, 1996, 25% on December 29, 1997 and 25% on December 29, 1998.

(5) Consists of 7,841 incentive stock options and 2,159 non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable one-third on May 30, 1997, one-third on May 30, 1998 and one-third on May 30, 1999.

(6) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable one-third on May 30, 1997, one-third on May 30, 1998 and one-third on May 30, 1999.

(7) Consists of 1,265 incentive stock options and 4,545 non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 29, 1996, 25% on December 29, 1997 and 25% on December 29, 1998.

(8) Consists of 7,152 incentive stock options and 348 non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable one-third on May 30, 1997, one-third on May 30, 1998 and one-third on May 30, 1999.

(9) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options were exercisable 50% on December 22, 1996, 25% on December 22, 1997 and 25% on December 22, 1998. All of
     such options were canceled, effective upon Mr. DeAngelis' resignation at the end of October 27, 1996.

(10) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options were exercisable one-third on May 30, 1997, one-third on May 30, 1998 and one-third on May 30, 1999. All of such options were canceled, effective upon Mr. DeAngelis' resignation at the end of October 27, 1996.

     The following table sets forth information with respect to the exercise of options by the Named Executive Officers during fiscal 1996.

                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES

                                                                  Number of Securities
                                                                       Underlying                Value of Unexercised In-the-
                                                                  Unexercised Options at               Money Options at
                                                                     Fiscal Year-End                  Fiscal Year-End (1)
                           Shares Acquired       Value       -----------------------------      ------------------------------
        Name                 on Exercise        Realized     Exercisable     Unexercisable      Exercisable      Unexercisable
---------------------      ---------------      --------     -----------     -------------      -----------      -------------
Daniel B. Fitzpatrick              ---            ---           11,600          129,150           $114,550          $114,550
James K. Fitzpatrick               ---            ---           11,300           23,800            116,587            74,587
William R. Schonsheck              ---            ---           15,000           52,000             56,250           168,750
Gerald O. Fitzpatrick              ---            ---           11,215           20,525            115,748            73,748
Arthur J. DeAngelis                ---            ---                0           10,000                  0                 0
---------------------


(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market System on October 25, 1996 was $22.00. Value is calculated on the basis of the difference between the Common Stock option exercise price and $22.00, multiplied by the number of "In-the-Money" shares of Common Stock underlying the option.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Prior to the Initial Public Offering (the "Offering") in March 1994, the Company's Board of Directors (which then consisted of Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick and Michael G. Sosinski) was responsible for setting executive compensation for, and granting stock options to, the Company's executive officers, based principally on the recommendations of Daniel B. Fitzpatrick. Upon completion of the Offering, the Company established the Compensation Committee to determine executive compensation and administer the Company's 1993 Stock Option Plan.

     The Company's compensation programs are designed to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly and to be cost-effective. To that end, all compensation programs for management, including those for executive officers, have the following characteristics.

     - Compensation is based on the individual's level of job responsibility and level of performance, the performance of the restaurant, division or concept supervised by such individual and/or the performance of the Company. Executive officers have a greater portion of their pay based on Company performance than do other management employees.

     - Compensation also takes into consideration the value assigned to the job by the marketplace. To retain a highly skilled management team, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     - Through the grant of stock options, the Company offers the opportunity for equity ownership to executive officers and other key employees.

     Consistent with these programs, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of salary, bonus and stock option grants. Both bonuses and stock option grants are based in part on Company performance.

     Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive to remain with the Company for the long term; the options are not immediately exercisable and, if not exercised, are forfeited immediately if the employee leaves voluntarily or is terminated for cause, and are forfeited within three months if employment is terminated before retirement for any reason other than death or disability.

     Stock options are granted pursuant to the Company's 1993 Stock Option Plan at the discretion of the Company's Compensation Committee. In determining the number of options to be granted to the Company's employees, the Compensation Committee relies in large part on the recommendation of the Company's Chairman and Chief Executive Officer, which recommendation is made in the context of guidelines established by the Compensation Committee. These guidelines were established in December 1994 when the Compensation Committee adopted performance standards for the grant of stock options to executive officers and other management personnel. Each executive officer has a designated award level based on a specified percentage of his total cash compensation for the year. For executive officers, these levels range from 33% to 75% of total cash compensation for the year. For example, if the percentage for an executive officer was 50% and his total cash compensation (salary plus bonus) for the year was $300,000, the designated award level would be stock options with an aggregate exercise price of $150,000. If the fair market value of the Company's Common Stock on the date of grant was $12 per share, the designated award level would be stock options to purchase 12,500 shares. In addition to the options granted to the executive officers and management personnel, the Compensation Committee has the discretion to grant, and has granted, options to other employees of the Company, including administrative staff and restaurant and store managers.

     In December 1994, the Compensation Committee also adopted guidelines for annual bonus awards, which guidelines are used by the Company's Chairman and Chief Executive Officer in his recommendations to the Compensation Committee regarding the annual bonus awards. Under the bonus program adopted by the Compensation Committee, executive officers are eligible for an annual bonus in an amount up to a specified percentage of the executive officer's salary. These percentages range from 20% to 100%. Within these parameters, the bonuses are at the discretion of the Compensation Committee. In setting bonuses for the 1996 fiscal year, the Compensation Committee focused primarily on the Company's achievement of its internal net earnings goal for fiscal 1996. The annual bonus award determinations are also based on: an assessment of the executive officer's individual achievement and performance during the past year; the executive officer's impact on the Company's accomplishments over a number of years; and the Company's achievement of nonfinancial goals.

     Daniel B. Fitzpatrick's salary and bonus for fiscal 1996 were determined in accordance with the same procedures and standards as for the other executive officers of the Company. He made recommendations to the Board of Directors with respect to his salary and recommendations to the Compensation Committee with respect to his bonus and the bonuses for the other executive officers. The Board of Directors and Compensation Committee approved the respective recommendations for the reasons set forth above. In addition, on May 30, 1996, the Compensation Committee granted Daniel B. Fitzpatrick non-qualified stock options to purchase 100,000 shares of the Company's Common Stock at 100% of the fair market value of the stock on the date of grant, exercisable in thirds on each of the first three anniversaries of the date of grant. This grant was based upon the extraordinary services which Daniel
B. Fitzpatrick rendered in connection with the Bruegger's Corporation and the Grady's American Grill acquisitions.

                     Compensation and Stock Option Committee
                     ---------------------------------------

                          Steven M. Lewis, Chairman
                          Arthur J. Decio
                          Ezra H. Friedlander
                          Christopher J. Murphy III

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Market Index and an Index of Nasdaq Companies in SIC Major Group 58 for the period from March 2, 1994 through October 25, 1996. The Company's Common Stock commenced trading on the Nasdaq National Market System on March 2, 1994.


           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
    NASDAQ MARKET INDEX AND INDEX OF NASDAQ COMPANIES IN SIC MAJOR GROUP 58

                       [PERFORMANCE GRAPH APPEARS HERE]

-------------------------------------------------------------------------------------------
                        March 2, 1994  October 28, 1994  October 27, 1995  October 25, 1996
-------------------------------------------------------------------------------------------
Quality Dining                    100               108               160               181
-------------------------------------------------------------------------------------------
Nasdaq Stock Market               100               100               120               140
-------------------------------------------------------------------------------------------
Nasdaq SIC 58 Stocks              100                85               108               119
-------------------------------------------------------------------------------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On March 8, 1994, the Board of Directors established the Compensation Committee to approve compensation and stock option grants for the Company's executive officers. The Compensation Committee members are Messrs. Decio, Friedlander, Lewis and Murphy. Except for Mr. Murphy and Mr. Friedlander, none of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company. Mr. Murphy is the President of 1st Source Corporation, a multi-bank diversified financial services corporation. Daniel B. Fitzpatrick is a director of 1st Source Corporation. Mr. Murphy is not involved in any relationships requiring disclosure under Item 404 of Regulation S-K. Mr. Friedlander is a shareholder or partner of various real estate entities which lease the former headquarters building and certain restaurant facilities to the Company and of an entity which provides air transportation services to the Company. See "Certain Transactions."


                             CERTAIN  TRANSACTIONS

     Related party transactions are subject to the review and approval of the Company's Audit Committee, which is composed exclusively of the Company's disinterested Directors.


ACQUISITION OF BRUEGGER'S CORPORATION

     On June 7, 1996, the Company acquired Bruegger's Corporation ("Bruegger's") by means of the merger of BAC, Inc., a wholly-owned subsidiary of the Company, into Bruegger's. As a result of the merger, Bruegger's became a wholly-owned subsidiary of the Company. The acquisition was made pursuant to an Agreement and Plan of Merger which resulted from arms-length negotiation. The purchase price consisted of the issuance of 5,127,121 shares of the Company's Common Stock, valued at $123.1 million, and direct acquisition and estimated post-merger integration costs aggregating $6.9 million. The Company also issued 117,800 shares of its Series A Convertible Cumulative Preferred Stock, without par value (the "Quality Dining Preferred Stock") in exchange for a like number of issued and outstanding shares (exclusive of those shares held by the Company, which were canceled) of Bruegger's Class A Cumulative Convertible Preferred Stock. Subsequent to the acquisition, 101,150 shares of Quality Dining Preferred Stock were converted into an aggregate of 285,531 shares of the Company's Common Stock. Prior to the merger, Messrs. Brue and Dressell each owned approximately 42% of the outstanding shares of Bruegger's common stock. Mr. Finn was the President and Chief Executive Officer of Bruegger's and Messrs. Brue, Dressell, Finn and Daniel B. Fitzpatrick served on the Board of Directors of Bruegger's.

     Pursuant to the Agreement and Plan of Merger, Messrs. Brue, Dressell and Finn became Directors of the Company, and Mr. Brue became the Co-Chairman of the Company. Messrs. Brue and Dressell resigned from the Board of Directors in February of 1997, but Mr. Finn continues to serve as a Director of the Company and as the President and Chief Executive Officer of Bruegger's. The Company also agreed to provide Messrs. Brue and Dressell certain registration rights with respect to the Company's Common Stock issued to them in the merger.

     Prior to the merger with Bruegger's, the Company developed and operated Bruegger's Bagel Bakeries as a franchisee of Bruegger's and paid development fees, franchise fees, royalties and other amounts to Bruegger's in the ordinary course of business.


LEASES OF HEADQUARTERS BUILDING AND RESTAURANT FACILITIES

     In February 1997, the Company moved into a new headquarters facility, which is leased from a limited liability company in which the Company has a 50% interest. The Company leases its former headquarters facility from B.K. Main Street Properties, a partnership owned by Messrs.
Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick. The lease is a five-year triple net lease with monthly rental payments calculated on the basis of $12.00 per square foot annually. The lease provides for renewals of up to five years at then prevailing market rates. The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party. The Company's former headquarters facility has been subleased to a local financial institution for a term extending through the expiration of the Company's lease.

     Of the Burger King restaurants operated by the Company as of October 27, 1996, 40 were leased from a series of entities owned, in various percentages, by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick
(the "Real Estate Partnerships"). The Company believes that these leases are on terms at least as favorable as leases that could be obtained from unrelated third parties. Each of the leases between the Company and a Real Estate Partnership are triple net leases which provide for an annual base rent equal to 13 1/2% of the total cost (land and building) of the leased restaurant, together with additional rent of 7% of restaurant sales, to the extent that amount exceeds the base rental. These terms are substantially identical to those which were offered by Burger King Corporation to its franchisees at the time the leases were entered into. Burger King Corporation currently requires rental payments equal to an annual base rent of 12 1/2% of total restaurant cost, together with additional rent of 8 1/2% of restaurant sales, to the extent that amount exceeds the base rental payments.

     In connection with the acquisition of the SHONCO Companies, the Company acquired two Burger King restaurants which it leases from Mr. Schonsheck or entities controlled by him. Each of the leases is a triple net lease which provides for an annual base rent, together with additional rent of 8 1/2% of restaurant sales, to the extent that amount exceeds the base rental. The Company believes that these leases are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

     Of the Bruegger's Bagel Bakeries operated by the Company as of October 27, 1996, one was leased from an entity with which Messrs. Brue and Dressell are affiliated. The lease is a triple net lease which provides for an annual base rent, together with additional rent of 4% of restaurant sales in excess of $510,241 per year. The Company believes that the lease is on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

     During fiscal 1996, the Company paid an aggregate of $4.1 million under these related party leases. The Company does not intend to enter into additional leases with related parties.


RELATED PARTY FRANCHISEES

     As of October 27, 1996, certain entities owned by Messrs. Brue and Dressell and/or by Richard Brue, the brother of Mr. Brue (the "Original Franchisees") owned and operated 152 franchised Bruegger's Bagel Bakeries. Under their Bruegger's development agreements, the Original Franchisees have exclusive territories, but are not obligated to develop a minimum number of bakeries. The franchise agreements with the Original Franchisees differ from the standard Bruegger's franchise agreements in that the Original Franchisees are not required to pay initial franchise or development fees and pay franchise royalties of 4% of sales. During fiscal 1996, the Company earned an aggregate of $1.7 million in franchise royalties from the Original Franchisees.

     During fiscal 1996, the Company loaned $9.9 million to Bagel Acquisition Corporation, an Indiana corporation ("BAC") owned by Mr. Daniel B. Fitzpatrick, which used the funds to acquire a number of

Bruegger's Bagel Bakeries from independent franchisees. The $9.9 million promissory note bears interest at 11%, is due April 15, 1997, and is collateralized by substantially all assets of BAC. Interest income recognized by the Company on the note in fiscal 1996 amounted to $119,000. As of October 27, 1996, the amount outstanding under the note was $9.9 million, which was the largest amount outstanding under the note during fiscal 1996. Subsequent to October 27, 1996, and through February 3, 1997, the Company loaned BAC an additional $18.1 million to acquire additional Bruegger's Bagel Bakeries from independent franchisees and for working capital purposes. As of February 3, 1997, the amount outstanding under the note was $28 million. The Company anticipates that all of the bakeries acquired by BAC will be sold to unrelated franchisees of Bruegger's in fiscal 1997. The Company and BAC have not entered into any development agreements. The franchise agreements with BAC are in the form of the standard Bruegger's franchise agreement. During fiscal 1996, the Company earned an aggregate of $26,460 in franchise royalties from BAC.

     As franchisees of the Company, the Original Franchisees and BAC transact certain other business activities with the Company. During fiscal 1996, the Company sold the Original Franchisees $1.7 million of bagel dough and related products, and the Company earned $748,000 in marketing fees pursuant to franchise agreements with the Original Franchisees. In fiscal 1996, the Company sold BAC $252,000 of bagel dough and related products, and the Company earned $16,000 in marketing fees pursuant to franchise agreements with BAC. In addition, the Company earned $410,000 for the installation of point-of-sale registers in BAC stores and $424,000 for the provision of management, accounting, legal and computer support services to BAC during fiscal 1996. The Company also rendered services related to BAC's acquisition of various Bruegger's Bagel Bakeries, for which the Company billed BAC $210,000 in fiscal 1996.

OTHER LEASE AGREEMENTS AND GUARANTEES

     In October 1996, the Company entered into an agreement with an entity with which Messrs. Brue and Dressell are affiliated to terminate two leases for office space located in Vermont. Pursuant to the terms of the agreement, on January 17, 1997 the Company paid the entity $900,000. Of such amount, approximately $836,000 was to terminate the two leases on January 17, 1997, and approximately $64,000 was to prepay the annual base rent under the related party bakery lease. See "--Leases of Headquarters Building and Restaurant Facilities." The estimated cost for the termination of the two leases was accrued as part of the cost of the purchase of Bruegger's at the time of the acquisition. During fiscal 1996, the Company paid an aggregate of $126,813 under the two office leases.

     The Company guarantees future minimum lease payments for the leases of 26 Bruegger's Bagel Bakeries operated by entities owned by the Original Franchisees, and for the leases of 12 Bruegger's Bagel Bakeries operated by BAC. During fiscal 1996, the Company paid no amounts under its guarantees of these leases. As of October 27, 1996, future minimum lease payments related to these leases were approximately $1.7 million through the end of fiscal 1997 and a total of $9.9 million through the entire term of the leases. The Company, the Original Franchisees, Mr. Brue and Mr. Dressell have entered into an agreement whereby the Original Franchisees, and Mr. Brue and Mr. Dressell personally, have agreed to indemnify the Company if it is required to make any payments related to its guarantees of the Original Franchisees' leases.

TRANSPORTATION SERVICES

  Burger Management South Bend No. 3, Inc., an Indiana corporation ("SB No. 3"), owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick, has provided the service of its King Air turbo-prop aircraft to the Company. In fiscal 1996, SB No. 3 billed the Company $399,140. The Company believes that the amounts paid for air services were no greater than amounts which would have been paid to unrelated third parties for similar services. Consequently, the Company intends to continue to utilize SB No. 3 to provide air transportation services.

  Since January 1, 1996, SB No. 3 has leased two employees from the Company to act as a pilot and co-pilot of the aircraft. SB No. 3 reimburses the Company for the Company's full cost of such employees.


ADMINISTRATIVE SERVICES

  The Company provides certain accounting, tax and other administrative services to the Real Estate Partnerships and SB No. 3 on a fee for services basis. The aggregate amount of fees paid to the Company for administrative services by these entities during fiscal 1996 was $14,500. Management believes that these fees are comparable to fees charged by unaffiliated third parties for comparable services.


OTHER OBLIGATIONS AND PAYMENTS BY AND TO THE COMPANY

  The Company purchases cream cheese for its Bruegger's Bagel Bakeries from Franklin County Cheese Corporation ("Franklin County Cheese"), an entity owned by Messrs. Brue and Dressell. During fiscal 1996, the amount of the Company's purchases of cream cheese from Franklin County Cheese was $2.0 million.

  Mr. Brue is a principal in Sheehey Brue Gray & Furlong, P.C., a law firm which the Company retained during fiscal 1996. During fiscal 1996, the Company paid an aggregate of approximately $110,000 in legal fees to Sheehey Brue Gray & Furlong, P.C.

  During fiscal 1996, Mr. John Fitzpatrick, the brother of Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick, purchased items for Burger King restaurants that he operates through the Company's volume discount arrangements with Burger King Corporation. In connection with such purchases, Mr. John Fitzpatrick was indebted to the Company in the amount of $319,000 at the end of fiscal 1996, which was also the largest aggregate amount outstanding during the 1996 fiscal year. As of February 3, 1997, the amount due from Mr. John Fitzpatrick to the Company was $0.


                APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN

  On February 14, 1997, the Board of Directors of the Company adopted the 1997 Stock Option Plan, and directed that the 1997 Stock Option Plan be submitted to the shareholders for consideration at the annual meeting. The following is a summary of the principal features of the 1997 Stock Option Plan. The summary is qualified in its entirety by reference to the complete text of the 1997 Stock Option Plan as set forth as Exhibit A to this Proxy Statement. Shareholders are urged to read the actual text of the 1997 Stock Option Plan as set forth in Exhibit A.

PURPOSE

  The purpose of the 1997 Stock Option Plan is to promote the long-term interests of the Company by providing a means of attracting and retaining officers and key employees of the Company. The Company believes that employees who own shares of the Company's Common Stock will have a closer identification with the Company and greater motivation to work for the Company's success by reason of their ability as shareholders to participate in the Company's growth and earnings.


ADMINISTRATION OF THE 1997 STOCK OPTION PLAN

  The 1997 Stock Option Plan will be administered by the Compensation Committee. The members of the Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms of the 1997 Stock Option Plan, the Compensation Committee has the sole discretion to determine the officers and key employees who shall be granted awards; to designate the number of shares to be covered by each award; to establish vesting schedules; subject to certain restrictions, to specify all other terms of the awards, including the status of awards subsequent to the termination of a grantee's employment with the Company; and to construe and interpret the 1997 Stock Option Plan.


ELIGIBLE PERSONS

  Recipients of incentive awards under the 1997 Stock Option Plan must be officers or key employees of the Company or its subsidiaries as determined by the Compensation Committee. The Company presently has approximately 300 officers and employees who fall within the category of key employees and may be considered for incentive awards under the 1997 Stock Option Plan. No awards may be granted under the 1997 Stock Option Plan to Directors who are not also employees of the Company or its subsidiaries.


SHARES SUBJECT TO THE 1997 STOCK OPTION PLAN

  The 1997 Stock Option Plan permits the granting of awards of stock options, stock appreciation rights, restricted shares and performance shares. The total number of shares of Common Stock that may be issued under the 1997 Stock Option Plan is 1,100,000, subject to adjustment as provided in the 1997 Stock Option Plan.

  The number of shares covered by an award under the 1997 Stock Option Plan reduces the number of shares available for future awards under the 1997 Stock Option Plan. However, if any award expires, terminates, or is surrendered or canceled without having been exercised in full, or in the case of restricted shares forfeited to the Company, the number of shares then subject to awards is added back to the number of remaining available shares under the 1997 Stock Option Plan.

  The total number of shares of Common Stock which may be granted to any individual during any calendar year of the 1997 Stock Option Plan may not exceed 150,000 shares.

STOCK OPTIONS

  With respect to the stock options under the 1997 Stock Option Plan that are intended to qualify as "incentive stock options" under Section 422 of the Code, the option price will be at least 100% (or, in the case of a holder of 10% or more of the Company's voting stock, 110%) of the fair market value of a share of Common Stock on the date of the grant of the stock option. The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000.

  The Compensation Committee will establish the exercise price of options that do not qualify as incentive stock options ("non-qualified stock options") at the time the options are granted.

  No incentive stock option granted under the 1997 Stock Option Plan may be exercised more than ten years (or, in the case of a holder of 10% of the Company's voting stock, five years) or such shorter period as the Compensation Committee may determine from the date it is granted. Non-qualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant.

  Stock options granted under the 1997 Stock Option Plan become exercisable in one or more installments in the manner and at the time or times specified by the Compensation Committee at the time of grant. Subject to the discretion of the Compensation Committee, generally if a grantee's employment with the Company or a subsidiary is terminated for cause or voluntarily by the grantee for any reason other than death, disability or retirement, such grantee's options expire at the date of termination.

  The exercise price of each option together with an amount sufficient to satisfy any tax withholding requirement must be paid in full at the time of exercise. The Compensation Committee may permit payment through the tender of shares of Common Stock already owned by the participant, withholding of shares issuable under the award or by any other means which the Compensation Committee determines to be consistent with the 1997 Stock Option Plan's purpose.

RESTRICTED SHARES

  The Compensation Committee may grant awards of restricted shares, in which case the grantee would be granted shares of Common Stock, subject to such forfeiture provisions and transfer restrictions as the Compensation Committee determines. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing restricted shares would be held by the Company, but the grantee generally would have all of the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.

  While restricted shares would be subject to forfeiture provisions and transfer restrictions for a period or periods of time, the 1997 Stock Option Plan does not set forth any minimum or maximum duration for such provisions and restrictions. It is expected that the terms of an award of restricted shares ordinarily will provide that the restricted shares will be terminated and returned to the Company if the grantee ceases to be employed by the Company prior to the lapse of the forfeiture provisions and transfer restrictions. It is also expected that a specified percentage of the restricted shares will become free of the forfeiture provisions and transfer restrictions on each anniversary of the date of grant of the restricted stock award.

PERFORMANCE SHARES

  The Compensation Committee may grant awards of performance shares, in which case the grantee would be granted shares of Common Stock, subject to satisfaction of specified performance goals established by the Compensation Committee. Performance goals may be established on one or more of the following business criteria: earnings per share; return on equity; return on assets; operating income; earnings before interest, taxes, depreciation and amortization; or number of restaurants operated or franchised. The applicable performance goals and all other terms and conditions of the award will be determined in the discretion of the Compensation Committee. After an award of performance shares has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to a payment of shares of Common Stock, cash or a combination thereof. If a grantee terminates employment prior to attaining the specified goals for any reason other than death, disability or retirement, all of such grantee's rights with respect to the award of performance shares shall be forfeited.


STOCK APPRECIATION RIGHTS

  Stock appreciation rights ("SARs") may be granted as a separate award or together with an option. The number of shares covered by such SAR will be determined by the Compensation Committee. Upon exercise of an SAR, the participant will receive a payment from the Company equal to: (1) the excess of the fair market value of a share of Common Stock on the date of exercise over the base price which, in the case of an SAR granted in connection with a stock option, will equal the exercise price of the underlying option, times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, shares of Common Stock, or a combination thereof as determined by the Compensation Committee.


ADJUSTMENTS IN AWARDS

  In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of stock, merger, consolidation or any change in the corporate structure of the Company affecting shares of Common Stock, the Compensation Committee shall adjust the number and class of shares which may be delivered under the 1997 Stock Option Plan, and the number and class of shares subject to outstanding awards, in such manner as the Compensation Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such awards.


CHANGE OF CONTROL

  In general, if the employment of a recipient of restricted shares is involuntarily terminated within 12 months following a "change in control" (as defined in the 1997 Stock Option Plan) of the Company, the forfeiture provisions and transfer restrictions applicable to such shares lapse. If the employment of a recipient of performance shares is involuntarily terminated within 12 months following a "change in control," the performance shares may be paid on a pro rata basis. In addition, in the event of a tender offer or exchange offer for Common Stock or upon the occurrence of certain other events, all option and SAR awards granted under the 1997 Stock Option Plan shall become exercisable in full, unless otherwise provided by the Compensation Committee.

NONTRANSFERABILITY OF AWARDS

  Except as otherwise expressly provided by the Compensation Committee, awards granted under the 1997 Stock Option Plan may not be assigned, encumbered or transferred other than by will or by the applicable laws of descent and distribution.


AMENDMENT AND TERMINATION OF THE 1997 STOCK OPTION PLAN

  Unless previously terminated by or with the approval of the Board of Directors, the 1997 Stock Option Plan will terminate February 13, 2007. The Board may at any time terminate or amend the 1997 Stock Option Plan; however, shareholder approval shall be obtained to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Code Section 422, or any other applicable law or regulation, including requirements of any stock exchange or quotation system on which the Company's Common Stock is listed or quoted.


FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the principal federal income tax consequences of awards under the 1997 Stock Option Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

  Limitation on Amount of Deduction. The Company generally will be entitled to a tax deduction for awards under the Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as "performance-based compensation" under Section 162(m). The 1997 Stock Option Plan has been designed to permit the Compensation Committee to grant awards which qualify for deductibility under Section 162(m).

  Non-Qualified Stock Options. An employee who is granted a non-qualified option does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction. The employee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the employee subject to applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the employee as ordinary income in the year the income is taxable to the employee. Any appreciation in value after the time of exercise will be taxable to the employee as capital gain and will not result in a deduction by the Company.

  Incentive Stock Options. An employee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the employee in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

     An employee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition" (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the employee as a long-term or short-term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the employee as ordinary income.

     Stock Appreciation Rights. An employee who receives SARs does not recognize taxable income at the time of the award, nor will the Company be entitled to a deduction at that time. Instead, the employee will recognize additional compensation taxable as ordinary income and subject to withholding, and the Company will be entitled to a tax deduction at the time the SARs are exercised.

     Other Stock-Based Awards. The income tax consequences of other stock-based awards will depend on how such awards are structured. Generally, the Company will be entitled to a tax deduction with respect to such awards only to the extent that the employee recognizes ordinary income in connection with such awards. It is anticipated that other stock-based awards will result in ordinary income to the participant in some amount.

     The closing sale price of the Company's Common Stock on January 23, 1997, as quoted on the Nasdaq National Market System and reported in The Wall Street Journal, was $16.50 per share.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN.


                            APPOINTMENT OF AUDITORS

     The appointment of Coopers & Lybrand L.L.P. as auditors for the Company during 1997 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

                       PRINCIPAL OWNERS OF COMMON STOCK

    The following table sets forth, as of December 9, 1996, the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company, by each of the Named Executive Officers, and by all Directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


  Name and Address of                    Number of Shares               Percent
     Individual or                         Beneficially                   of
   Identity of Group                          Owned                      Class
-------------------------                -------------------            -------
Daniel B. Fitzpatrick (1)                 2,280,184   (2)(3)             13.5%

James K. Fitzpatrick                        330,688   (2)(4)              2.0%

William R. Schonsheck                       334,284   (2)(5)              2.0%

Gerald O. Fitzpatrick                       217,374   (2)(6)              1.3%

Arthur J. DeAngelis                             150                         *

Nordahl L. Brue (7)                       2,149,625      (8)             12.7%

Michael J. Dressell (9)                   2,163,701                      12.8%

Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, WI  53051**              1,970,000     (10)             11.7%

Richard S. Strong
100 Heritage Reserve
Menomonee Falls, WI  53051**              1,970,000     (11)             11.7%

Investment Advisers, Inc.
3700 First Bank Place
Minneapolis, MN  55440**                    858,163     (12)              5.1%

All current Directors and executive
  officers as a group (16 persons)        3,878,619  (2)(13)             22.8%

---------------
*    Less than 1%

**   Information is based solely on reports filed by such shareholders under
     Section 13(d) of the Securities Exchange Act of 1934.

(1) The address of this shareholder is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes presently exercisable stock options to purchase 26,175 shares, granted under the Company's 1993 Stock Option Plan.

(4) Includes presently exercisable stock options to purchase 20,200 shares, granted under the Company's 1993 Stock Option Plan.

(5) Includes presently exercisable stock options to purchase 15,000 shares, granted under the Company's 1993 Stock Option Plan.

(6) Includes presently exercisable stock options to purchase 19,727 shares, granted under the Company's 1993 Stock Option Plan.

(7) The address of this shareholder is 49 Oakledge Drive, Burlington, Vermont 05401.

(8)  Includes 2,586 shares held by Mr. Brue as custodian for a minor child.

(9)  The address of this shareholder is 154 Harbor Road, Shelburne, Vermont
     05482.

(10) The shareholder is a registered investment adviser and has sole voting power with respect to 1,599,125 of such shares.

(11) Includes 1,970,000 shares beneficially owned by Strong Capital Management, Inc. Mr. Strong is the Chairman of the Board and principal shareholder of Strong Capital Management, Inc.

(12) The shareholder is a registered investment adviser and has sole voting power and sole dispositive power with respect to 750,263 of such shares.

(13) Includes presently exercisable stock options to purchase 98,566 shares, granted under the Company's 1993 Stock Option Plan, and 22,000 shares, granted under the Company's Outside Directors Plan.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1998 Annual Meeting of Shareholders is October 31, 1997.

                                                                      APPENDIX A

                             QUALITY DINING, INC.
                     1997 STOCK OPTION AND INCENTIVE PLAN


     1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining officers and key employees of the Company and its Affiliates.

     2.  Definitions.  The following definitions are applicable to the Plan:
         -----------

     "Affiliate" -- means any "parent corporation" or "subsidiary corporation" of the Company as such terms are defined in Code Sections 424(e) and (f), respectively.

     "Affiliated SAR" -- means a SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

     "Award" -- means the grant by the Committee of Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Shares, Performance Shares or any combination thereof, as provided in the Plan.

     "Award Agreement" -- means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

     "Base Price" -- means the amount over which the appreciation in value of a Share will be measured upon exercise of an SAR.

     "Board" -- means the Board of Directors of the Company.

     "Change in Control" -- means each of the events specified in the following clauses (i) through (iii): (i) any third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act after the date of the adoption of the Plan by the Board, first becomes the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board of Directors of the Company may be cast, (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company shall cease to constitute a majority of the Board of Directors of the Company or (iii) the shareholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all the assets of the Company; provided, however, that the occurrence of any of such events shall not be deemed a Change in Control if, prior to such occurrence, a resolution specifically approving such occurrence shall have been adopted by at least a majority of the Board of Directors of the Company.

     "Code" -- means the Internal Revenue Code of 1986, as amended.

     "Committee" -- means the Committee appointed by the Board pursuant to
Section 3 of the Plan.

     "Company" -- means Quality Dining, Inc., an Indiana corporation.

     "Continuous Service" -- means the absence of any interruption or termination of service as an Employee of the Company or an Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of any transfer between the Company and an Affiliate or any successor to the Company.

     "Director" -- means any individual who is a member of the Board.

     "Disability" -- means total and permanent disability as determined by the Committee pursuant to Code Section 22(e)(3).

     "Employee" -- means any person, including an officer or Director, who is employed by the Company or any Affiliate.

     "Exchange Act" -- means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" -- means the price per Share at which the Shares subject to an Option may be purchased upon exercise of the Option.

     "Freestanding SAR" -- means a SAR that is granted independently of any Option.

     "Incentive Stock Option" -- means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan which is intended to qualify under Code Section 422.

     "Market Value" -- means the last reported sale price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of one Share on the principal exchange on which the Shares are listed for trading, or if the Shares are not listed for trading on any exchange, on the Nasdaq National Market or any similar system then in use, or, if the Shares are not listed on the Nasdaq National Market, the mean between the closing high bid and low asked quotations of one Share on the date in question as reported by Nasdaq or any similar system then in use, or, if no such quotations are available, the fair market value on such date of one Share as the Committee shall determine.

     "Non-Qualified Stock Option" -- means an option to purchase Shares granted by the Committee pursuant to the terms of the Plan, which option is not intended to qualify under Code Section 422.

     "Option" -- means an Incentive Stock Option or a Non-Qualified Stock
Option.

     "Participant" -- means any Employee of the Company or any Affiliate who is selected by the Committee to receive an Award.

     "Performance Cycle" -- means the period of time, designated by the Committee, over which Performance Shares may be earned.

     "Performance Shares" -- means Shares awarded pursuant to Section 12 of the Plan.

     "Plan" -- means the Quality Dining, Inc. 1997 Stock Option and Incentive Plan.

     "Reorganization" -- means the liquidation or dissolution of the Company or any merger, consolidation or combination of the Company (other than a merger, consolidation or combination in which the Company is the continuing entity and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property or any combination thereof).

     "Restricted Period" -- means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 10 of the Plan with respect to Restricted Shares.

     "Restricted Shares" -- means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in
Section 10 of the Plan, so long as such restrictions are in effect.

     "Retirement" -- means a Participant's cessation of Continuous Service on or after age 65 or such other age as is set forth in the Company's retirement policy as in effect from time to time.

     "Stock Appreciation Right" or "SAR" -- means an Award, granted alone or in connection with a related Option, pursuant to Section 11 of the Plan.

     "Securities Act" -- means the Securities Act of 1933, as amended.

     "Shares" -- means the shares of common stock, no par value, of the Company.

     "Tandem SAR" -- means a SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

     3. Administration. The Plan shall be administered by the Committee, which shall consist of two or more members of the Board, each of whom shall be a "non-employee director" as provided under Rule 16b-3 of the Exchange Act, and an "outside director" as provided under Code Section 162(m). The members of the Committee shall be appointed by the Board. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (a) select Participants and grant Awards; (b) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (c) determine the terms and conditions upon which Awards shall be granted under the Plan; (d) prescribe the form and terms of Award Agreements; (e) establish procedures and regulations for the administration of the Plan; (f) interpret the Plan; and (g) make all determinations deemed necessary or advisable for the administration of the Plan.

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

     4. Participants. The Committee may select from time to time Participants in the Plan from those officers and key Employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates.

     5. Shares Subject to Plan, Limitations on Grants and Exercise Price. Subject to adjustment by the operation of Section 13 hereof:

     (a) The maximum number of Shares which may be issued with respect to Awards made under the Plan is 1,100,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. Any Award which expires, terminates or is surrendered for cancellation or with respect to Restricted Shares which is forfeited (so long as any cash dividends paid on such Shares are also forfeited), may be subject to new Awards under the Plan with respect to the number of Shares as to which a termination or forfeiture has occurred.

     (b) The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under all forms of Awards shall not exceed 150,000 Shares.

     6. General Terms and Conditions of Options. The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and to prescribe the terms and conditions (which need not be identical among Participants) of the Options. Each Option shall be evidenced by an Award Agreement that shall specify: (a) the Exercise Price, (b) the number of Shares subject to the Option, (c) the expiration date of the Option, (d) the manner, time and rate (cumulative or otherwise) of exercise of the Option, (e) the restrictions, if any, to be placed upon the Option or upon Shares which may be issued upon exercise of the Option, (f) the conditions, if any, under which a Participant may transfer or assign Options, and (g) any other terms and conditions as the Committee, in its sole discretion, shall determine. The Committee may, as a condition of granting any Option, require that a Participant agree to surrender for cancellation one or more Options previously granted to such Participant.

     7.   Exercise of Options.
          -------------------

     (a) Except as provided in Section 16, an Option granted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option was granted only by such Participant, and except as provided in Section 8 of the Plan, no Option may be exercised unless at the time the Participant exercises the Option, the Participant has maintained Continuous Service since the date of the grant of the Option.

     (b) To exercise an Option under the Plan, the Participant must give written notice to the Company specifying the number of Shares with respect to which the Participant elects to exercise the Option together with full payment of the Exercise Price. The date of exercise shall be the date on which the notice is received by the Company. Payment may be made either (i) in cash (including check, bank draft or money order), (ii) by tendering Shares already owned by the Participant and having a Market Value on the date of exercise equal to the Exercise Price, (iii) by requesting that the Company withhold Shares issuable upon exercise of the Option having a Market Value equal to the Exercise Price, or (iv) by any other means determined by the Committee in its sole discretion.

     8. Termination of Options. Unless otherwise specifically provided by the Committee in the Award Agreement or an amendment thereto, Options shall terminate as provided in this Section.

     (a) Unless sooner terminated under the provisions of this Section, Options shall expire on the earlier of the date specified in the Award Agreement or the expiration of ten (10) years from the date of grant.

     (b) If the Continuous Service of a Participant is terminated for cause, or voluntarily by the Participant for any reason other than death, Disability or Retirement, all rights under any Options granted to the Participant shall terminate immediately upon the Participant's cessation of Continuous Service.

     (c) If the Continuous Service of a Participant is terminated by reason of Retirement or terminated by the Company without cause, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the period of three (3) months immediately succeeding the Participant's cessation of Continuous Service, and in no event after the applicable expiration dates of the Options.

     (d) In the event of the Participant's death or Disability, the Participant or the Participant's beneficiary, as the case may be, may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of cessation of Continuous Service, but only within the one-year period immediately succeeding the Participant's cessation of Continuous Service by reason of death or Disability, and in no event after the applicable expiration date of the Options.

     9. Incentive Stock Options. Incentive Stock Options may be granted only to Participants who are Employees. Any provisions of the Plan to the contrary notwithstanding, (a) no Incentive Stock Option shall be granted more than ten years from the earlier of the date the Plan is adopted by the Board of Directors of the Company or approved by the Company's Shareholders, (b) no Incentive Stock Option shall be exercisable more than ten years from the date the Incentive Stock Option is granted, (c) the Exercise Price of any Incentive Stock Option shall not be less than the Market Value per Share on the date such Incentive Stock Option is granted, (d) any Incentive Stock Option shall not be transferable by the Participant to whom such Incentive Stock Option is granted other than by will or the laws of descent and distribution and shall be exercisable during such Participant's lifetime only by such Participant, (e) no Incentive Stock Option shall be granted which would permit a Participant to acquire, through the exercise of Incentive Stock Options in any calendar year, under all plans of the Company and its Affiliates, Shares having an aggregate Market Value (determined as of the time any Incentive Stock Option is granted) in excess of $100,000 (determined by assuming that the Participant will exercise each Incentive Stock Option on the date that such Option first becomes exercisable), and (f) no Incentive Stock Option may be exercised more than three
(3) months after the Participant's cessation of Continuous Service (one (1) year in the case of Disability) for any reason other than death. Notwithstanding the foregoing, in the case of any Participant who, at the date of grant, owns shares possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Affiliate, the Exercise Price of any Incentive Stock Option shall not be less than 110% of the Market Value per Share on the date such Incentive Stock Option is granted and such Incentive Stock Option shall not be exercisable more than five years from the date such Incentive Stock Option is granted.

     10. Terms and Conditions of Restricted Shares. The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant Awards of Restricted Shares and to prescribe the terms and conditions (which need not be identical among Participants) in respect of the Awards. Unless the Committee otherwise specifically provides in the Award Agreement, an Award of Restricted Shares shall be subject to the following provisions:

     (a) At the time of an Award of Restricted Shares, the Committee shall establish for each Participant a Restricted Period during which, or at the expiration of which, the Restricted Shares shall vest. Subject to paragraph
   (e) of this Section, the Participant shall have all the rights of a shareholder with respect to the Restricted Shares, including but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Restricted Shares prior to the expiration of the Restricted Period, or to remove any or all restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of the Restricted Period.

     (b) If a Participant ceases Continuous Service for any reason, including death, before the Restricted Shares have vested, a Participant's rights with respect to the unvested portion of the Restricted Shares shall terminate and be returned to the Company.

     (c) Each certificate issued in respect to Restricted Shares shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

          "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the 1997 Stock Option and Incentive Plan of Quality Dining, Inc. and an Award Agreement entered into between the registered owner and Quality Dining, Inc. Copies of the Plan and Award Agreement are on file in the office of the Secretary of the Company."

     (d) At the time of an Award of Restricted Shares, the Participant shall enter into an Award Agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award.

     (e) At the time of an Award of Restricted Shares, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on the Restricted Shares by the Company, or a specified portion thereof, shall be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed with respect to the Restricted Shares, or
   (ii) the forfeiture of such Restricted Shares under paragraph (b) of this Section, and shall be held by the Company for the account of the Participant until such time. In the event of deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends, together with accrued interest, shall be made upon the earlier to occur of the events specified in (i) and (ii) of this paragraph.

     (f) At the expiration of the restrictions imposed by this Section, the Company shall redeliver to the Participant the certificate(s) and stock power deposited with the Company pursuant to paragraph (c) of this Section and the Shares represented by the certificate(s) shall be free of all restrictions.

     (g) No Award of Restricted Shares may be assigned, transferred or encumbered.

     11. Grant of SARs. Subject to the terms and conditions of the Plan, a SAR Award may be made to Participants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof as follows:

     (a) The Committee, subject to the limitations of the Plan, shall have complete discretion to determine the Exercise Price and other terms and conditions of SARs granted under the Plan. Each SAR Award shall be evidenced by an Award Agreement specifying the terms and conditions of the Award, including its term, the Base Price and the conditions of exercise.

     (b) The Base Price of Shares with respect to a Tandem or Affiliated SAR Award shall equal the Exercise Price of the Shares under the related Option.

     (c) Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option:
   (i) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (ii) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

     (d) Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

         (i) The difference between the Market Value of a Share on the date of exercise over the Base Price; times

         (ii) The number of Shares with respect to which the SAR Award is exercised.

         At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

         12. Performance Shares. The Committee, in its sole discretion, may from time to time authorize the grant of Performance Shares upon the achievement of performance goals (which may be cumulative and/or alternative) as may be established, in writing, by the Committee based on any one or any combination of the following criteria: (a) earnings per Share; (b) return on equity; (c) return on assets; (d) operating income; (e) earnings before interest, taxes, depreciation and amortization; and (f) number of restaurants operated or franchised. At the time as it is certified, in writing, by the Committee that the performance goals established by the Committee have been attained or otherwise satisfied within the Performance Cycle, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the Participant, or a combination of cash and Shares. The grant of an Award of Performance Shares shall be evidenced by an Award Agreement containing the terms and conditions of the Award as determined by the Committee.

     If the Participant ceases Continuous Service before the end of a Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. The Committee, in its sole discretion, may establish guidelines providing that if a Participant ceases Continuous Service before the end of a Performance Cycle by reason of Retirement, Disability, or death, the Participant shall be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle.

     13. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of stock, merger, consolidation or any change in the corporate structure or Shares of the Company, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee to prevent the dilution or diminution of Awards. The Committee's determination with respect to any adjustments shall be conclusive. Any shares or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Shares shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing the shares or other securities shall be legended and deposited with the Company in the manner provided in Section 10 of this Agreement.

     14. Effect of Reorganization. Unless otherwise provided by the Committee in the Award Agreement, Awards will be affected by a Reorganization as follows:

     (a) If the Reorganization is a dissolution or liquidation of the Company then (i) the restrictions on Restricted Shares shall lapse and (ii) each outstanding Option or SAR Award shall terminate, but each Participant to whom the Option or SAR was granted shall have the right, immediately prior to the dissolution or liquidation to exercise the Option or SAR in full, notwithstanding the provisions of Section 9, and the Company shall notify each Participant of such right within a reasonable period of time prior to any dissolution or liquidation.

     (b) If the Reorganization is a merger or consolidation, other than a Change in Control subject to Section 15 of this Plan, upon the effective date of the Reorganization (i) each Participant shall be entitled, upon exercise of an Option in accordance with all of the terms and conditions of the Plan, to receive in lieu of Shares, shares or other securities or consideration as the holders of Shares shall be entitled to receive pursuant to the terms of the Reorganization; and (ii) each holder of Restricted Shares shall receive shares or other securities as the holders of Shares received which shall be subject to the restrictions set forth in Section 10 unless the Committee accelerates the lapse of such restrictions and the certificate(s) or other instruments representing or evidencing the shares or other securities shall be legended and deposited with the Company in the manner provided in Section 10 of this Plan.

     The adjustments contained in this Section and the manner of application of such provisions shall be determined solely by the Committee.

     15. Effect of Change in Control. If the Continuous Service of any Participant of the Company or any Affiliate is involuntarily terminated, for whatever reason, at any time within twelve months after a Change in Control, unless the Committee shall have otherwise provided in the Award Agreement, (a) any

Restricted Period with respect to an Award of Restricted Shares shall lapse upon the Participant's termination of Continuous Service and all Restricted Shares shall become fully vested in the Participant to whom the award was made; and (b) with respect to Performance Shares, the Participant shall be entitled to receive a prorata payment of Shares to the same extent as if the Participant ceases Continuous Service by reason of Retirement under Section 12 of the Plan. If a tender offer or exchange offer for Shares (other than such an offer by the Company) is commenced, or if the event specified in clause (iii) of the definition of a Change in Control contained in Section 2 shall occur, unless the Committee shall have otherwise provided in the Award Agreement, all Option and SAR Awards theretofore granted and not fully exercisable shall become exercisable in full upon the happening of such event and shall remain exercisable in accordance with their terms; provided, however, that no Option or SAR shall be exercisable by a director or officer of the Company within six months of the date of grant of the Option or SAR and no Option or SAR which has previously been exercised or otherwise terminated shall become exercisable.

     16. Assignments and Transfers. Except as otherwise expressly authorized by the Committee in the Award Agreement or an amendment thereto, during the lifetime of a Participant no Award nor any right or interest of a Participant in any Award under the Plan may be assigned, encumbered or transferred otherwise than by will or the laws of descent and distribution.

     17. Employee Rights Under the Plan. No officer, Employee or other person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no officer, Employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Company or any Affiliate. Neither the Plan nor any action taken under the Plan shall be construed as giving any Employee any right to be retained in the employ of the Company or any Affiliate.

     18. Delivery and Registration of Shares. The Company's obligation to deliver Shares with respect to an Award shall, if the Committee requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act or any other applicable federal or state securities laws. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of the representation under the Securities Act or other state securities laws. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange or system on which Shares may then be listed, and (ii) the completion of any registration or other qualification of the Shares under any state or federal law, rule or regulation, as the Company shall determine to be necessary or advisable.

     19. Withholding Tax. Prior to the delivery of any Shares or cash pursuant to an Award, the Company shall have the right and power to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned having a Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee determines, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined for these purposes. For these purposes, the value of the Shares to be withheld or delivered shall be equal to the Market Value as of the date that the taxes are required to be withheld.

     20. Termination, Amendment and Modification of Plan. The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Code Section 422 (or any other applicable law or regulation, including requirements of any stock exchange or quotation system on which the Company's common stock is listed or quoted) shareholder approval of any Plan amendment shall be obtained in the manner and to the degree as is required by the applicable law or regulation; and provided further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted or transferee of the Award.

     21. Effective Date and Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors, subject to ratification by the shareholders of the Company at the next annual meeting, and shall continue in effect for a term of ten years from the date of adoption by the Board of Directors unless sooner terminated under Section 20 of the Plan.

     22. Governing Law. The Plan and Award Agreements shall be construed in accordance with and governed by the laws of the State of Indiana.


                         ADOPTED BY THE BOARD OF DIRECTORS OF
                         QUALITY DINING, INC.
                         AS OF FEBRUARY 14, 1997


                         ADOPTED BY THE SHAREHOLDERS OF
                         QUALITY DINING, INC.
                         AS OF _________________, 1997

                                                                      APPENDIX B


                             QUALITY DINING, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Daniel B. Fitzpatrick and John C. Firth, or either of them, my proxies, with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the Annual Meeting of shareholders of the Company, to be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Wednesday, March 26, 1997, at 10:00 a.m., South Bend time, and at any adjournment, as follows:

     Election of Directors, Nominees:
                                                        (change of address)

     Arthur J. Decio, Stephen A. Finn, Daniel B.
     Fitzpatrick                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                  (If you have written in the
                                                  above space, please mark the
                                                  corresponding box on the
                                                  reverse side of this card.)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.


                                                                SEE REVERSE SIDE

                              SHARES IN YOUR NAME

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

                             FOR  WITHHELD
1.   ELECTION OF DIRECTORS  [   ]  [   ]
     (see reverse)
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):


--------------------------------------------------------

2.  APPROVE APPOINTMENT OF COOPERS &         FOR    AGAINST      ABSTAIN
    LYBRAND L.L.P. AS AUDITORS FOR 1997     [    ]  [    ]        [    ]

3.  APPROVE ADOPTION OF THE COMPANY'S
    1997 STOCK OPTION AND INCENTIVE PLAN    [    ]  [    ]        [    ]

4.  IN THEIR DISCRETION, ON ANY OTHER MATTERS
    THAT MAY PROPERLY COME BEFORE THE
    MEETING



Signature(s) _______________________________   Date  ___________________________

Signature(s) _______________________________   Date  ___________________________


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.